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                                                                FMC Corporation
                                                                Quarterly Report
                                                                on Form 10-Q for
                                                                June 30, 1999

Exhibit 11  Statement re:
            -------------
            Computation of Diluted Earnings Per Share (Unaudited)
            -----------------------------------------------------
            (In thousands, except per share data)

                                   Three Months         Six Months
                                   Ended June 30      Ended June 30
                                 -----------------  -----------------
                                  1999      1998      1999     1998
                                 -------   -------  --------  -------
Earnings:
  Net income                     $86,860   $67,603  $117,172  $58,301
                                 =======   =======  ========  =======


Shares:
  Average number of shares of
   common stock outstanding       31,770    34,627    32,066   34,716
  Additional shares assuming
   conversion of stock
   options                           986     1,071       872    1,030
                                 -------   -------  --------  -------
  Pro forma shares                32,756    35,698    32,938   35,746
                                 =======   =======  ========  =======

Diluted earnings per share       $  2.65   $  1.89  $   3.56  $  1.63
                                 =======   =======  ========  =======